Exhibit 2

April 11, 2013

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

As Representatives of
the several Underwriters listed in
Schedule A to the Underwriting
Agreement referred to below

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282

c/o J. P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Re:          Realogy Holdings Corp. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Realogy Holdings Corp., a Delaware corporation (the “Company”) and the Selling Stockholders listed on Schedule B thereto, providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), of shares of common stock, $0.01 per share par value, of the Company (the “Common Stock”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Common Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the Underwriters (the “Representatives”), the undersigned will not, during the period ending 90 days after the date of the final prospectus relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) transactions relating to Common Stock acquired in open market transactions after the completion of the Public Offering, (B) transfers of Common Stock as a bona fide gift or gifts, (C) transfers or distributions of Common Stock to any wholly-owned subsidiary or any stockholders, partners, members or similar persons of the undersigned, (D) transfers of Common Stock to any foundation, trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family members of the undersigned, and in each case such transfer does not involve a disposition for value (for purposes of this Letter Agreement, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin), (E) transfers of Common Stock to charitable organizations, family foundations or donor-advised funds at sponsoring organizations, and in each case such transfer does not involve a disposition for value, (F) transfers of Common Stock to a nominee or custodian of a person to whom a transfer or disposition would be permitted hereunder, and (G) transfers or distributions of Common Stock to affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned; provided that (i) in the case of any transfer pursuant to clauses (B) through (G), each donee, distributee or transferee shall execute and deliver to the Representatives a lock-up letter in the form of this Letter Agreement and (ii) in the case of any transfer pursuant to clauses (B) through (G), no filing by any party (donor, donee, distributor, distributee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer, donation or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up period referred to above).  The undersigned now has, and, except as contemplated by clauses (B) through (G) above, for the duration of this Letter Agreement will have, good and marketable title to the undersigned’s Common Stock, free and clear of all liens, encumbrances and claims whatsoever.

In addition, the restrictions described in this letter shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that no transfers occur and no shares of Common Stock are sold under such plan during the Lock-Up Period.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Common Stock described herein, are hereby authorized to decline to make any transfer of Common Stock if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement.  The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature page follows]